Exhibit 5.1

Law Offices	March 6, 2018
One Logan Square Suite 2000 Philadelphia, PA 19103-6996 215-988-2700 215-988-2757 fax www.drinkerbiddle.com CALIFORNIA DELAWARE ILLINOIS NEW JERSEY NEW YORK PENNSYLVANIA TEXAS WASHINGTON D.C.	Tyme Technologies, Inc. 44 Wall Street – 12th Floor
New York, New York 10005
Ladies and Gentlemen:

We have acted as counsel to Tyme Technologies, Inc., a Delaware corporation (the “Company”), in connection with the registration by the Company under the Securities Act of 1933, as amended, (the “Securities Act”), of the offer and sale of 10,350,000 shares of the Company’s common stock, par value $0.0001 per share (the “Shares”), pursuant to the Registration Statement on Form S-3 (File No. 333-211489) (including the prospectus, the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”), which was declared effective on August 16, 2017, and the related prospectus supplement dated March 1, 2018 and filed with the Commission pursuant to Rule 424(b) of the General Rules and Regulations under the Securities Act (the “Prospectus Supplement”).

In this capacity, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Company’s Certificate of Incorporation, the Company’s By-Laws, resolutions of the Company’s Board of Directors, resolutions of the Pricing Committee of the Company’s Board of Directors, the Registration Statement, Prospectus, the Prospectus Supplement, the Underwriting Agreement, dated March 1, 2018, by and among the Company and Evercore Group L.L.C., Stifel, Nicolas & Company, Incorporated and Canaccord Genuity Inc., as representatives of the several underwriters listed therein (the “Underwriting Agreement”), and such other documents and corporate records relating to the Company and the issuance and sale of the Shares as we have deemed appropriate. We have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.

In all cases, we have assumed the legal capacity of each natural person signing any of the documents and corporate records examined by us, that adequate consideration has been given, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies, the accuracy and completeness of all corporate records and all other information made available to us by the Company.

Based on the foregoing and in reliance thereon, we are of the opinion that the Shares have been duly authorized and, when issued and delivered against payment therefor in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

We express no opinion concerning the laws of any jurisdiction other than the General Corporation Law of the State of Delaware and the federal securities laws of the United States of America.
We hereby consent to the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8-K dated March 6, 2018 and the incorporation by reference of this opinion in the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not admit that we come within the categories of persons whose consent is required under Section 7 of the Securities Act or under the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ Drinker Biddle & Reath LLP